EXHIBIT 10.6
     EMPLOYMENT AGREEMENT dated as of April 19, 2007, between AMERICAN COLOR GRAPHICS, INC., a New York corporation (the “Company”), and KATHLEEN A. DEKAM (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company and is a party to a letter agreement dated November 19, 2000 (the “2000 Agreement”); and
     WHEREAS, the Company desires to continue the Executive’s employment and to provide the Executive with additional incentives to remain in the employ of the Company on the terms and conditions set forth herein, and the Executive desires to continue such employment on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree to amend and restate the 2000 Agreement in its entirety as follows:
     1. EFFECTIVENESS OF AGREEMENT
     This Agreement shall become effective, and shall supersede the 2000 Agreement, as of the date set forth above (the “Effective Time”).
     2. EMPLOYMENT AND DUTIES
          2.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President of the Company, upon the terms and conditions contained herein. The Executive shall have all the responsibilities and powers normally associated with such offices. The Executive shall perform such other duties and services for the Company, commensurate with the Executive’s position, as may be designated from time to time by the Board. The Executive agrees to serve the Company faithfully and to the best of her ability under the direction of the Board.
          2.2. Exclusive Services. Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote her full working time throughout the Employment Term to the services required of her hereunder. The Executive shall render her services exclusively to the Company during the Employment Term, and shall use her best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of her position. However, nothing in this Agreement shall preclude Executive from (a) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (b) engaging in charitable activities and community affairs, (c) accepting and fulfilling a reasonable number of speaking engagements, and (d) managing her personal investments and affairs; provided that such activities do not either individually or in the aggregate: interfere with the proper performance of her duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this

Agreement; and provided further that service on the board of any business entity must be approved in advance by the Board.
          2.3. Term of Employment. The Executive’s employment under this Agreement shall commence as of the Effective Time and shall terminate on the earlier of (a) the second anniversary of the Effective Time, or (b) termination of the Executive’s employment pursuant to this Agreement; provided, however, that on each anniversary of the date hereof the term of the Executive’s employment shall be automatically extended without further action of either party for an additional one-year period, unless written notice of either party’s intention not to extend has been given to the other party hereto at least one year prior to the expiration of the then effective term. The period commencing and ending on the second anniversary of the Effective Time, or such later date to which the term of the Executive’s employment under this Agreement shall have been extended, is hereinafter referred to as the “Employment Term”.
          2.4. Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by her in the fulfillment of her duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.
     3. SALARY; OTHER COMPENSATION
          3.1. Base Salary. From the Effective Time, the Executive shall be entitled to receive (a) a base salary at a rate of $350,000.00 per annum, payable in arrears in equal installments not less frequently than biweekly in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof, and (b) a monthly car allowance of $1,100.00 (collectively, the “Base Salary”). Once increased, such higher amount shall constitute the Executive’s annual Base Salary.
          3.2. Annual Review. The Executive’s Base Salary shall be reviewed by the Board, based upon the Executive’s performance, not less often than annually, and may be increased but not decreased. In addition to any increases effected as a result of such review, the Board at any time may in its sole discretion increase the Executive’s Base Salary.
          3.3. Bonus. The Board shall annually adopt a bonus plan and performance criteria upon which the bonuses of executives of the Company shall be based. During her employment under this Agreement, the Executive shall be entitled to participate in such bonus plan, under which the Executive shall be entitled to receive a bonus of at least 50% of her Base Salary if the budget performance criteria are satisfied.
          3.4. Special Retention Bonus. In consideration of the Executive entering into this Agreement, concurrent with the execution and delivery of this Agreement, the Company is paying the Executive a special retention bonus of $225,000.00 in cash. If the Executive resigns without Good Reason, or the Company terminates the Executive’s employment for Cause, prior to April 1, 2008, the Executive agrees to repay such special retention bonus to the Company within five business days of the date of her resignation or termination, together with interest from the date the Executive received the bonus (calculated at the prime rate as published in the Wall Street Journal on the date the Executive received the bonus) to the date of repayment. The

Company acknowledges that the special retention bonus is in addition to, and not in lieu of, any regular incentive bonus plan in which the Executive may participate during the 2008 fiscal year.
     4. EMPLOYEE BENEFITS
     The Executive shall, during her employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or paid holidays) which shall be established by the Company for, or made available to, its senior executives. The Executive shall be entitled to four weeks per year of vacation with full pay in accordance with the vacation policy of the Company.
     5. TERMINATION OF EMPLOYMENT
          5.1. Termination Without Cause; Resignation for Good Reason.
               5.1.1. General. Subject to the provisions of Sections 5.3 and 5.4, if, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns for Good Reason, the Company shall pay to the Executive in cash (a) a payment equal to two times the sum of (i) the Executive’s annual Base Salary and (ii) the greater of (A) the annual bonus earned by the Executive for the last completed fiscal year prior to the fiscal year in which the date of termination or resignation occurs and (B) the annual bonus the Executive would have earned for the full fiscal year in which the date of termination or resignation occurs absent such termination or resignation (which amount shall be based upon the Company’s (and if applicable the Executive’s) actual performance against target (expressed as a percentage of achievement of targeted performance) applicable to the portion of the performance period during which the Executive was employed, with such percentage level of achievement annualized for the full fiscal year), and (b) any unpaid amounts of the Executive’s Base Salary for periods prior to the date of termination or resignation and earned annual bonuses for completed fiscal years prior to the date of termination or resignation. The payments described in clause (a)(i) of the next preceding sentence (less any amounts of Base Salary theretofore received for any period after the effective date of such termination or resignation) shall be made (1) ratably over the remainder of the Severance Period in accordance with the Company’s normal payroll practices or (2) (if Stephen M. Dyott shall have ceased (for any reason) to be the chief executive officer of the Company at any time prior to, or prior to the end of the one hundred eightieth day after, the date of such termination or resignation), in a lump sum within 10 business days after the date of termination or resignation of the Executive (or Mr. Dyott, if later), and the payments described in clauses (a)(ii) and (b) of the next preceding sentence shall be made in a lump sum within 10 business days after the date of termination or resignation. In addition, the Executive shall be entitled to continue to participate during the Severance Period in all employee health and welfare benefit plans that the Company or any parent thereof provides (and continues to provide) generally to its employees on the same terms as are provided to active executives of the Company or any such parent. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation except as determined in accordance with the terms of the employee benefit plans or programs of the Company or such parent.

               5.1.2. Date of Termination or Resignation. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. Subject to the proviso to Section 5.6, the date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 5.6 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of resignation shall be the first day following such expiration of such cure period.
               5.1.3. Release. If the Executive’s employment is terminated by the Company without Cause or if the Executive resigns for Good Reason, the Company shall release the Executive from liability for any and all acts or omissions of the Executive except for the Executive’s gross negligence or willful misconduct.
          5.2. Termination for Cause; Resignation Without Good Reason.
               5.2.1. General. If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns other than for Good Reason, the Executive shall be entitled only to payment of her Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.
               5.2.2. Date of Termination or Resignation. Subject to the further proviso to Section 5.5, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, ten business days after receipt by the Company of written notice of resignation from the Executive.
          5.3. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches her obligations under Section 8, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.1. Anything herein to the contrary notwithstanding, the Company’s obligation to make any payment or provide any benefits described in Section 5.1 shall be subject to the Executive’s execution of the Company’s standard form release of claims.
          5.4. Death During Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

          5.5. Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of (a) any act or omission that constitutes a material breach by the Executive of any of her obligations under this Agreement; (b) the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of her as an employee of the Company; (c) any willful and material violation by the Executive of any Federal or state law or regulation applicable to the business of the Company, Parent or any of their respective subsidiaries, or the Executive’s conviction of a felony, or any willful perpetration by the Executive of a common law fraud that is materially injurious to the Company; or (d) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, the Parent or any of their respective subsidiaries or affiliates; provided, however , that (x) the good faith performance by the Executive of the duties required of her pursuant to this Agreement, (y) any act or omission of the Executive based upon authority given by or pursuant to an action of the Board or upon the advice of counsel for the Company or (z) any disagreement with respect to the advisability, timing or implementation of the sale of any capital stock or assets of the Company or Parent, shall be conclusively presumed not to be willful or to constitute a failure or refusal on the part of the Executive (it being understood that clause (z) above is not intended to be exclusive with respect to the extent to which disagreements in policy will be presumed not to be willful or to constitute a failure or refusal on the part of the Executive); provided further, however, that if any such Cause relates to the Executive’s obligations under this Agreement, the Company shall not terminate the Executive’s employment hereunder unless the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 20 business days following receipt of the notice, cured such Cause, to the reasonable satisfaction of the Board, or in the event such Cause is not susceptible to cure within such 20-business day period, the Executive has not taken all reasonable steps within such 20-business day period to cure such Cause, to the reasonable satisfaction of the Board, as promptly as practicable thereafter. For purposes of this Section 5.5, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted, by the Executive in bad faith.
          5.6. Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent) (a) a decrease in the Executive’s base rate of compensation or a failure by the Company to pay material compensation due and payable to the Executive in connection with her employment; (b) a material diminution of the responsibilities or title of the Executive with the Company or Parent; (c) the Company’s requiring the Executive to be based at any office or location more than 20 miles from her principal employment location on the date of this Agreement, except for any change in employment location agreed to with the Executive prior to the Effective Time; (d) a material breach by the Company of any term or provision of this Agreement (including, without limitation, any such breach by operation of law); (e) receipt by the Executive of written notice from the Company of its intention not to extend the term of the Executive’s employment pursuant to Section 2.3; (f) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets of the Company an express written assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or (g) a Change of Control of the Company shall have occurred; provided, however, that no event or condition described (i) in clauses (a)

through (f) of this Section 5.6 shall constitute Good Reason unless (A) the Executive gives the Company written notice of her objection to such event or condition, (B) such event or condition is not corrected by the Company within 20 business days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20-business day period, the Company has not taken all reasonable steps within such 20-business day period to correct such event or condition as promptly as practicable thereafter), and (C) the Executive resigns her employment with the Company and its subsidiaries not more than 40 business days following the expiration of the 20-business day period described in the foregoing clause (B), or (ii) in clause (g) of this Section 5.6 shall constitute Good Reason unless the Executive resigns within 40 business days after the closing of such Change of Control or within 10 business days after the first anniversary of such Change of Control.
     6. DEATH, DISABILITY OR RETIREMENT
     Subject to Section 5.4, in the event of termination of employment by reason of death, Permanent Disability or retirement, the Executive (or her estate, as applicable) shall be entitled to Base Salary and benefits determined under Sections 3 and 4 through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all her duties as an employee of the Company for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Company.
     7. NO MITIGATION OR OFFSET
     The Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or benefits earned by the Executive after the date of the Executive’s termination of employment or resignation.
     8. NON-SOLICITATION; CONFIDENTIALITY: NON-COMPETITION
          8.1. Non-solicitation. For so long as the Executive is employed by the Company and continuing for two years thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) solicit or endeavor to entice away from the Company, the Parent or any of their respective subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, the Company, the Parent or any of their respective subsidiaries; or (b) solicit or endeavor to entice away from the Company, the Parent or any of their respective subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of the Executive or the public) to become a customer or client) of the Company, the Parent or any of their respective subsidiaries.

          8.2. Confidentiality. The Executive covenants and agrees with the Company that she will not at any time, except in performance of her obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of her association with the Company, the Parent or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s, the Parent’s or any of their respective affiliates’ or subsidiaries’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but shall exclude any information which (a) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of her agreements under this Section 8.2 or (b) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.
          8.3. No Competing Employment. For so long as the Executive is employed by the Company and continuing for two years thereafter, the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, Parent, or any of their respective Affiliates, render any service to or in any way be affiliated with a Competitor (or any person or entity that is reasonably anticipated (to the general knowledge of the Executive or the public) to become a Competitor) of the Company, the Parent or any of their respective subsidiaries; provided, however, that if (a) the Company exercises its right not to extend the Employment Term pursuant to Section 2.3 and the Executive’s employment is terminated for any reason following the expiration of the Employment Term, or (b) the Executive’s employment by the Company is terminated or the Executive resigns and, in either case, (i) the Executive is not entitled to the payments described in Section 5.1.1(a), or, if entitled thereto, does not receive such payments in full, or is entitled to less than the full amount described therein, and (ii) Mr. Dyott shall have ceased (for any reason) to be the chief executive officer of the Company at any time prior to, or prior to the end of the one hundred eightieth day after, the date of such termination or registration, the Executive’s obligations under this Section 8.3 shall terminate as of the date of termination of employment or resignation.
          8.4. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.
          8.5. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material and irreparable injury to the Company, the Parent or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8. If, for any reason, it is held that the restrictions under this Section 8 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 8 as will render such restrictions valid and enforceable.
     9. ARBITRATION
     (a) Without limiting the rights of the Company under Section 8.5, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.
     (b) In the event that legal or arbitral action is undertaken by either party to enforce any provision of this Agreement, the Company shall bear all expenses of the arbitrator incurred in any arbitration hereunder and shall reimburse the Executive for any related reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration or other legal action, provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis, and provided, further, that the Executive shall bear all such expenses of the arbitrator and all her legal fees and out-of-pocket expenses (and reimburse the Company for its portion of such expenses) if the arbitrator or relevant trier-of-fact determines that the Executive’s claim or position was frivolous and without reasonable foundation.
     10. INDEMNIFICATION
     (a) The Company shall indemnify the Executive on the terms and subject to the conditions set forth in Annex A hereto, and such Annex A is incorporated in this Agreement as a part of this Section 10 as if set forth herein in full.
     (b) In addition, in the event the Executive was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of, or arising out of, whether in whole or in part, any event, occurrence, act or omission that takes place either prior to or after the execution of this Agreement, related to the fact that the Executive is or was a director or officer of Parent, or while a director or officer is or was serving at the request of Parent as a director or officer of another Person or related to anything done or not done by the Executive in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director or officer of Parent, or in any other capacity, as described above, Parent shall indemnify the Executive from and against

Indemnifiable Costs, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits Parent to provide broader indemnification rights than were permitted prior thereto); provided that Parent’s commitment set forth in this Section 10(b) to indemnify the Executive shall be subject to the same limitations and procedural requirements set forth in this Agreement as the Company’s obligation to indemnify the Executive may be.
     (c) The Company and Parent will cause to be maintained for a period of not less than six years from the date of the Executive’s termination or resignation the current directors’ and officers’ insurance and indemnification policies of the Company, Parent and their respective subsidiaries to the extent that it provides coverage for events, occurrences, acts or omissions occurring prior to the date of the Executive’s termination or resignation (the “D&O Insurance”) for the Executive; provided, however, that the Company and Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of the directors and officers of the Company and Parent and their respective subsidiaries, so long as (i) the issuer thereof has an A.M. Best Company rating of A or better and (ii) the material terms thereof are no less advantageous to the Executive than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Company and Parent will cause to be obtained, to the extent commercially available, replacement D&O Insurance on terms and conditions no less advantageous to the Executive than the existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 10(c), the Company and Parent shall not be obligated to pay premiums in excess of 250% of the premium paid or to be paid by the Company and Parent and their respective subsidiaries in the fiscal year ended March 31, 2007, but provided further that the Company and Parent shall nevertheless be obligated to provide such coverage as may be obtained for 250% of the premium to be paid by the Company and Parent and their respective subsidiaries for such insurance in the fiscal year ending March 31, 2007.
11. MISCELLANEOUS
          11. 1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	100 Winners Circle
Brentwood, TN 37027
Telecopier No.: (615) 377-0348
Attention: Secretary

with a copy to:	Metalmark Management LLC
1177 Avenue of the Americas
40th Floor
New York, NY 10036
Telecopier No.: (212) 823-1917
Attention: Eric T. Fry
Managing Director

To the Executive:	1024 Sunset Road
Brentwood, TN 37027
          All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
          11.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          11.3. Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all the business or assets of the Company. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. This Agreement shall be binding upon the Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of her administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by her.
          11.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive including, without limitation, the 2000 Agreement. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
          11.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.
          11.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York (or Delaware in the case of Section 10 to the extent it applies to Parent) without reference to rules relating to conflict of law.
          11.7. Section 280G. Notwithstanding any other provision herein or any other employment, severance, change in control or similar agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be $1.00 less than the amount that would cause the Total

Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by reducing any cash severance benefits.
          11.8. Section 409A. If any provision of this Agreement would cause the Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
          11.9. Nondisparagement. The Executive and the Company agree, during the Employment Term and during the two-year period following the termination of the Executive’s employment with the Company, to refrain from disparaging, either orally or in writing, the other or their affiliates, including, without limitation, with respect to any of the Company’s services, technologies or practices, its directors, officers, employees, agents, representatives or stockholders or the Executive’s management abilities, skills, efforts, integrity and any and all personal matters.
          11.10. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company during the Employment Term and for a period of two years thereafter by making herself reasonably available to testify on behalf of the Company or its affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its counsel or counsel to the Company or its affiliates, as reasonably requested by the Board or such counsel. The Executive shall be reimbursed by the Company for any expenses (including, but not limited to, legal fees) reasonably incurred by the Executive in connection with her compliance with the foregoing covenant.
          11.11. Certain Definitions. For purposes of this Agreement:
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (it being understood that any Person that is or may at any time become an Affiliate of any Person that was, as of the date hereof, a controlling Affiliate of the Company (including, without limitation, as a result of any subadvisory agreement) shall be deemed to be an Affiliate of the Company for purposes of this Agreement).
     “Board” means Board of Directors of the Company.
     a “Change of Control” shall be deemed to have occurred on the first date after the Effective Time on which (a) any Person (as defined below) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, beneficial ownership of securities of the Company constituting a majority of the combined voting power of the securities of the Company, (b) any Person shall acquire all or substantially all the assets of the Company pursuant to a sale, dissolution or liquidation, (c) any Person shall acquire the ability to appoint or elect a majority of the members of the Board or the Board of Directors of Parent, or (d) the Designated Investors shall otherwise cease to beneficially own at least 30% of the combined voting power of the securities of the Company. For purposes of this paragraph, “Person” shall have the meaning given in Sections 13(d) and 14(d) of the 1934 Act, except that such term shall not include (i) any stockholder of Parent or the Company as of the date hereof and each of their respective affiliates (the “Designated Investors”), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, and (iv) a corporation owned, directly or indirectly, by the Designated Investors, such that the aggregate ownership of securities or assets of the Company or the ability to appoint or elect directors of the Company that is attributable to such Designated Investors would not decrease to a level that would result in a Change of Control, if such ownership or ability was deemed to be held directly in the Company. The completion of an initial public offering in which no Person acquires beneficial ownership of a majority of the combined voting power of the securities of such Person shall not constitute a Change of Control, nor shall the acquisition of beneficial ownership of securities of the Company by a Person that has a class of securities registered under Section 12 of the 1934 Act, if such acquisition does not result in the Designated Investors owning 30% or less of the combined voting power of the securities of the Company.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Competitor” means any Person that prints retail advertising inserts or provides premedia services for printing and has annual combined retail advertising insert printing and premedia revenues for the most recently ended annual reporting period in excess of $250 million.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Parent” means ACG Holdings, Inc., a Delaware corporation.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Severance Period” means, subject to Section 5.3, the two-year period beginning as of the date of termination of the Executive’s employment or the date of the Executive’s resignation.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set her hand, as of the day and year first above written.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Stephen M. Dyott
	Name:	Stephen M. Dyott
	Title:	Chairman and CEO

EXECUTIVE
/s/ Kathleen A. DeKam
Name:	Kathleen A. DeKam

AGREED (solely with respect to Section 10):

ACG HOLDINGS, INC.

By:	/s/ Stephen M. Dyott
Name: Stephen M. Dyott
Title: Chairman and CEO

Annex A
Indemnification
1.	Certain Definitions. For purposes of this Agreement:
     “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Executive.
     “Expenses“ means any expense, including, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts and other witnesses, including accountants and other advisors, travel expenses, duplicating costs, telephone charges, postage, delivery service fees, filing fees, the premium, security for and other costs relating to any bond (including cost bonds, appraisal bonds or their equivalents), and all other disbursements or expenses of the types typically paid or incurred in connection with investigating, defending, being a witness in, or participating (including on appeal), or preparing for any of the foregoing, in any Proceeding relating to any Indemnifiable Event, and any expenses of establishing a right to indemnification under any of Sections 2, 4 or 5.
     “Indemnifiable Cost” means any Expense, liability or loss, judgment, fine and amount paid in settlement and any interest, assessment or other charge imposed thereon, and any Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement.
     “Indemnifiable Event” means any event, occurrence, act or omission that takes place either prior to or after the execution of this Agreement, related to the fact that the Executive is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director or officer of another Person or related to anything done or not done by the Executive in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director or officer of the Company, or in any other capacity, as described above.
     “Independent Counsel” means a law firm, member of a law firm or a lawyer who is experienced in matters of corporation law and neither currently is, nor in the past three years has been, retained to represent (i) the Company or any of its affiliates, (ii) the Executive or (iii) any other party to the Proceeding giving rise to a claim for indemnification or Expense Advances hereunder, in any matter (other than with respect to matters relating to indemnification and advancement of expenses). No law firm or lawyer shall qualify to serve as Independent Counsel if that person would, under the applicable standards of professional conduct then prevailing, have a conflict of interest in representing either the Company or the Executive in an action to determine the Executive’s rights under this Agreement.

     “Proceeding” means any threatened, pending or completed action, suit, proceeding, inquiry or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or arbitral that relates to an Indemnifiable Event.
     “Reviewing Party” shall have the meaning ascribed to such term in Section 3.
     2. Agreement to Indemnify. (a) General Agreement Regarding Indemnification. In the event the Executive was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of, or arising out of, whether in whole or in part, an Indemnifiable Event, the Company shall indemnify the Executive from and against Indemnifiable Costs, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto); provided that the Company’s commitment set forth in this Section 2(a) to indemnify the Executive shall be subject to the limitations and procedural requirements set forth in this Agreement.
     (b) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Indemnifiable Costs, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion thereof to which the Executive is entitled.
     (c) Advancement of Expenses. If so requested by the Executive, the Company shall advance to the Executive, to the fullest extent permitted by applicable law, any and all Expenses incurred by the Executive (an “Expense Advance” or an “Advance”) within 10 business days after the receipt by the Company of a request from the Executive for an Advance, whether prior to or after final disposition of any Proceeding; provided that the Company shall not advance any expenses to the Executive unless and until it shall have received a request and undertaking substantially in the form attached hereto as Schedule A. Any request for an Expense Advance shall be accompanied by an itemization, in reasonable detail, of the Expenses for which advancement is sought. Advances shall be made without regard to the Executive’s ability to repay the Expenses. If the Executive has commenced an arbitral proceeding or legal proceeding in a court of competent jurisdiction to secure a determination that the Executive should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that the Executive would not be permitted to be indemnified under applicable law shall not be binding and the Executive shall not be required to reimburse the Company for any Expense Advance until a final arbitral or judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). The Executive’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.
     (d) Exception to Obligation to Indemnify and Advance Expenses. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to indemnification or advancement pursuant to this Agreement in connection with any Proceeding initiated by the Executive against the Company or any director or officer of the Company unless (i) the

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Company has joined in or the Board has consented to the initiation of such Proceeding; or (ii) the Proceeding is one to enforce indemnification rights under Section 5.
     3. Reviewing Party. (a) Definition of Reviewing Party. Other than as contemplated by Section 3(b), the Person who shall determine whether the Executive is entitled to indemnification in the first instance (the “Reviewing Party”) shall be (i) the Board acting by a majority vote of a quorum of Disinterested Directors or (ii) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel in a written determination to the Board, a copy of which shall be delivered to the Executive.
     (b) Reviewing Party Following Change in Control. After a Change in Control, the Reviewing Party shall be the Independent Counsel. With respect to all matters arising from such a Change in Control concerning the rights of the Executive to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s certificate of incorporation or by-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from the Independent Counsel. Such counsel, among other things, shall render its written advice to the Company and the Executive as to whether and to what extent the Executive should be permitted to be indemnified under applicable law. The Company shall select a law firm or lawyer to serve as Independent Counsel, subject to the consent of the Executive, which consent shall not be unreasonably withheld. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.
     4. Indemnification Process and Appeal. (a) Indemnification Payment. (i) The determination with respect to the Executive’s entitlement to indemnification shall, to the extent practicable, be made by the Reviewing Party not later than 30 calendar days after receipt by the Company of a written demand on the Company for indemnification (which written demand shall include such documentation and information as is reasonably available to the Executive and is reasonably necessary to determine whether and to what extent the Executive is entitled to indemnification). The Reviewing Party making the determination with respect to the Executive’s entitlement to indemnification shall notify the Executive of such written determination no later than two business days thereafter.
     (ii) Unless the Reviewing Party has provided a written determination to the Company that the Executive is not entitled to indemnification under applicable law, the Executive shall be entitled to indemnification of Indemnifiable Costs, and shall receive payment thereof, from the Company in accordance with this Agreement within ten business days after the Reviewing Party has made its determination with respect to the Executive’s entitlement to indemnification.
     (b) Action to Enforce Rights. If (i) no determination of entitlement to indemnification shall have been made within the time limitation for such a determination set forth in Section 4(a)(i), (ii) payment of indemnification pursuant to Section 4(a)(ii) is not made within the period permitted for such payment by such section, (iii) the Reviewing Party determines pursuant to Section 4(a) that the Executive is not entitled to indemnification under this Agreement, or (iv) the Executive has not received advancement of Expenses within the time

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period permitted for such advancement by Section 2(c), then the Executive shall have the right to enforce the indemnification rights granted under this Agreement by seeking an award in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association (chosen as provided in Section 9(a) of the Employment Agreement to which this Annex A is attached) or by commencing litigation in any court of competent jurisdiction seeking an initial determination by the arbitrator or the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such legal proceeding. Any determination by the Reviewing Party not challenged by the Executive within six months of the date of the Reviewing Party’s determination shall be binding on the Company and the Executive. The remedy provided for in this Section 4 shall be in addition to any other remedies available to the Executive in law or equity.
     (c) Defense to Indemnification; Burden of Proof and Presumptions. To the maximum extent permitted by applicable law in making a determination with respect to entitlement to indemnification (or payment of Expense Advances) hereunder, the Reviewing Party shall presume that the Executive is entitled to indemnification (or payment of Expense Advances) under this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by the Reviewing Party of any determination contrary to that presumption. It shall be a defense to any action brought by the Executive against the Company to enforce this Annex A that it is not permissible under applicable law for the Company to indemnify the Executive for the amount claimed. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
     5. Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify the Executive against any and all Expenses to the fullest extent permitted by law and, if requested by the Executive pursuant to the procedures set forth in Section 2(c), shall advance such Expenses to the Executive, that are incurred by the Executive in connection with any claim asserted against or action brought by the Executive for (i) enforcement of this Annex A; (ii) indemnification of Indemnifiable Costs or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s certificate of incorporation or by-laws now or hereafter in effect relating to indemnification for Indemnifiable Events; and (iii) recovery under directors’ and officers’ liability insurance policies maintained by the Company.
     6. Notification and Defense of Proceeding. (a) Notice. Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive will, if a claim in respect thereof is to be made against the Company under this Annex A, notify the Company of the commencement thereof. The failure to promptly notify the Company shall not relieve the Company from any liability that it may have to the Executive otherwise than under this Annex A, and shall not relieve the Company from liability hereunder except to the extent the Company has been prejudiced or as further provided in Section 6(c).

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     (b) Defense. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel selected by the Company. After notice from the Company to the Executive of its election to assume the defense of any Proceeding, the Company will not be liable to the Executive under this Annex A or otherwise for any Expenses subsequently incurred by the Executive in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ separate counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at the Executive’s expense unless: (i) the employment of counsel by the Executive has been authorized by the Company, (ii) the Executive has reasonably determined that there may be a conflict of interest between the Executive and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by the Executive has been approved by the Independent Counsel, or (iv) the Company shall not within 60 calendar days in fact have employed counsel to assume the defense of such Proceeding, in each of which case all Expenses of the Proceeding shall be borne by the Company. If the Company has selected counsel to represent the Executive and other current and former directors, officers or employees of the Company in the defense of a Proceeding, and a majority of such persons, including the Executive, reasonably object to such counsel selected by the Company pursuant to the first sentence of this Section 6(b) , then such persons, including the Executive, shall be permitted to employ one additional counsel of their choice and the fees and expenses of such counsel shall be at the expense of the Company. In the event separate counsel is retained by a group of persons including the Executive pursuant to this Section 6(b), the Company shall cooperate with such counsel with respect to the defense of the Proceeding, including making documents, witnesses and other reasonable information related to the defense available to such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which the Executive shall have made the determination provided for in (ii) above.
     (c) Settlement of Claims. The Company shall not be liable to indemnify the Executive under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold their consent to any proposed settlement. The Company shall not be liable to indemnify the Executive under this Annex A with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability under this Annex A shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.
     7. Non-Exclusivity. The rights of the Executive hereunder shall be in addition to any other rights the Executive may have under applicable law, the Company’s certificate of incorporation or by-laws, applicable law, vote of stockholders or Board resolution or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s

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certificate of incorporation or by-laws, applicable law or this Agreement, it is the intent of the parties that the Executive enjoy by this Agreement the greater benefits so afforded by such change.
     8. Subrogation. In the event of payment under this Annex A, the Company shall be subrogated to the extent of such payment to all the rights of recovery of the Executive, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
     9. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Executive to the extent the Executive has otherwise actually received payment (whether under the Company’s certificate of incorporation or by-laws, any insurance policy, by law or otherwise) of the amounts otherwise indemnifiable hereunder.
     10. Continuation of Indemnity. All agreements and obligations of the Company in this Annex A shall continue during the period the Executive is a director, officer, employee, fiduciary or agent of the Company or is serving at the request of the Company as a director, officer, employee, fiduciary or agent of any other Person and shall continue thereafter with respect to any possible claims based on the fact that the Executive was a director, officer, employee, fiduciary or agent of the Company or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of any other Person.

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Schedule A
REQUEST AND UNDERTAKING
ACG Holdings, Inc.
American Color Graphics, Inc.
100 Winners Circle
Brentwood, TN 37027
To: Secretary
     I request, pursuant to Section 2(c) of Annex A of the Employment Agreement dated as of April 19, 2007 (the “Agreement”), between American Color Graphics, Inc. (the “Company”) and me, that the Company advance Expenses (as such term is defined in the Employment Agreement) incurred in connection with [describe Proceeding] (the “Proceeding”). I have attached an itemization, in reasonable detail, of the Expenses for which advancement is sought.
     I undertake and agree to repay to the Company any funds advanced to me or paid on my behalf if it shall ultimately be determined that I am not entitled to indemnification. I shall make any such repayment promptly following written notice of any such determination.
     I agree that payment by the Company of my expenses in connection with the Proceeding in advance of the final disposition thereof shall not be deemed an admission by the Company that it shall ultimately be determined that I am entitled to indemnification.

[Name]

Date: